Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NYSE TECHNOLOGIES, INC.,

CBR ACQUISITION CORP.

and

NYFIX, INC.

Dated as of August 26, 2009

TABLE OF CONTENTS

i

4.5	Financing	34
4.6	Brokers	34

ARTICLE V	CONDUCT OF BUSINESS	34
5.1	Covenants of the Company	34
5.2	Confidentiality	38

ARTICLE VI	ADDITIONAL AGREEMENTS	38
6.1	No Solicitation	38
6.2	Proxy Statement; Other Filings	42
6.3	NASDAQ	43
6.4	Access to Information	43
6.5	Stockholders Meeting	44
6.6	Legal Conditions to the Merger	44
6.7	Public Disclosure	46
6.8	Indemnification	47
6.9	Notification of Certain Matters	47
6.10	Employee Matters	48
6.11	FIRPTA Tax Certificates	48
6.12	Pre-Closing Transaction	48
6.13	WARN Notice	49

ARTICLE VII	CONDITIONS TO MERGER	49
7.1	Conditions to Each Party’s Obligation To Effect the Merger	49
7.2	Additional Conditions to Obligations of the Buyer and the Merger Sub	50
7.3	Additional Conditions to Obligations of the Company	51

ARTICLE VIII	TERMINATION AND AMENDMENT	52
8.1	Termination	52
8.2	Effect of Termination	53
8.3	Fees and Expenses	54
8.4	Amendment	55
8.5	Extension; Waiver	55

ARTICLE IX	MISCELLANEOUS	55
9.1	Nonsurvival of Representations, Warranties and Agreements	55
9.2	Notices	56
9.3	Entire Agreement	57
9.4	No Third Party Beneficiaries	57
9.5	Assignment	57
9.6	Severability	57
9.7	Counterparts and Signature	58
9.8	Interpretation	58
9.9	Governing Law	58
9.10	Remedies	58
9.11	Submission to Jurisdiction	59
9.12	Disclosure Letters	59
9.13	WAIVER OF JURY TRIAL	59

TABLE OF DEFINED TERMS

TERMS	REFERENCE IN AGREEMENT

Acquisition Proposal	Section 6.1(g)(i)
Affiliate	Section 3.2(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Counsel Only Material	Section 6.6(a)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Breakup Fee	Section 8.3(b)(i)
Business Day	Section 1.2
Buyer	Preamble
Buyer Disclosure Letter	Article IV
Buyer Employee Plan	Section 6.10
Buyer Material Adverse Effect	Section 4.1
Buyer’s Knowledge	Section 4.4
Calculation	Section 2.5(a)
Certificate	Section 2.1(b)(i)
Certificate of Designations	Section 3.1
Certificate of Merger	Section 1.1
Change of Board Recommendation	Section 6.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Common Stock Exchange Fund	Section 2.2(a)(i)
Common Stock Merger Consideration	Section 2.1(b)(i)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Recitals
Company Board Recommendation	Section 3.4(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Letter	Article III
Company Employee Plans	Section 3.13(a)
Company Intellectual Property	Section 3.10(a)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.15
Company SEC Reports	Section 3.5(a)
Company Series A Preferred Stock	Section 3.2(a)
Company Series B Preferred Stock	Section 3.2(a)
Company Series C Preferred Stock	Section 3.2(a)
Company Stock Options	Section 2.3(a)

TERMS	REFERENCE IN AGREEMENT

Company Stock Plans	Section 2.3(a))
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company Warrants	Section 2.3(c)
Company’s Knowledge	Section 3.5(e)
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.10
Daily Per Share Price	Section 2.1(b)(i)
DGCL	Recitals
Dissenting Shares	Section 2.4(a)
Draft 19b-4 Submission	Section 6.2(c)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)(i)
ERISA	Section 3.13(a)(ii)
ERISA Affiliate	Section 3.13(a)(iii)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)(i)
Exchange Fund	Section 2.2(a)(ii)
FIRPTA Certificate	Section 6.11
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.13(b)
Judgment	Section 3.12
Law	Section 3.14
Liens	Section 3.4(b)
Maximum Premium	Section 6.8(b)
Measurement Date	Section 3.2(a)
Merger	Recitals
Merger Sub	Preamble
Notice Period	Section 6.1(c)(i)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Permitted Liens	Section 3.9(b)
Person	Section 2.2(e)
Pre-Closing Period	Section 5.1
Preferred Certificate	Section 2.2(b)(ii)
Preferred Stock	Section 3.2(a)
Preferred Stock Exchange Fund	Section 2.2(a)(ii)
Preferred Stock Merger Consideration	Section 2.1(b)(ii)
Proceeding	Section 3.12
Proxy Statement	Section 3.5(c)
PTO	Section 3.10(b)

TERMS	REFERENCE IN AGREEMENT

Registered Company Intellectual Property	Section 3.10(b)
Reimbursable Loss	Section 6.12
Related Party Transaction	Section 3.11(a)(xiv)
Representatives	Section 6.1(a)
Required Company Stockholder Vote	Section 3.4(d)
RSU	Section 2.1(e)
SEC	Section 3.4(c)
Securities Act	Section 3.2(e)
Self-Regulatory Organization	Section 3.4(c)
Series B Per Share Amount	Section 2.1(b)(ii)
Software	Section 3.10(a)
SOX	Section 3.5(e)
Special Committee	Recitals
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(g)(ii)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(o)
Taxes	Section 3.8(o)
Voting Agreement	Recitals
Waiver	Recitals

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 26, 2009, by and among NYSE Technologies, Inc., a Delaware corporation (the “Buyer”), CBR Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Sub”), and NYFIX, Inc., a Delaware corporation (the “Company”).

WHEREAS, it is proposed that the Buyer acquire the Company through a merger (the “Merger”) of the Merger Sub with and into the Company, in accordance with the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving entity in the Merger;

WHEREAS, a Special Committee of the Board of Directors of the Company (the “Special Committee”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the holders of the Company Common Stock;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company;

WHEREAS, the members of the Company Board voting have unanimously adopted resolutions approving the acquisition of the Company by the Buyer, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and approve the transactions contemplated hereby, including the Merger;

WHEREAS, the Boards of Directors of the Buyer and the Merger Sub have each approved, and the Board of Directors of the Merger Sub has declared it advisable for the Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Buyer’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement as set forth on Exhibit A hereto (the “Voting Agreement”) and a Waiver as set forth on Exhibit B hereto (the “Waiver”); and

WHEREAS, the Buyer, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and on the Closing Date the Surviving Corporation and the Company shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the third Business Day after satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 (or remotely via the exchange of documents and signatures), unless another date, place or time is agreed to in writing by the Buyer and the Company.  For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger.  At the Effective Time, the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”).  Subject to Section 6.8(a), the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation set forth therein shall be changed to the name of the Company, until amended in accordance with the DGCL.  Subject to Section 6.8(a), the By-Laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-Laws of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation set forth therein shall be changed to the name of the Company, until amended in accordance with the DGCL.  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

(b) The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a) Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.  Each share of Company Common Stock owned by any wholly owned Subsidiary of the Company or of the Buyer (other than the Merger Sub) immediately prior to the Effective Time shall be converted into such number of fully paid and nonassessable shares (or fractions thereof) of Surviving Corporation stock that preserves the relative ownership interest represented by such share of Company Common Stock immediately prior to the Effective Time.

(b) Merger Consideration.  Subject to Section 2.2:

(i) Each share of Company Common Stock (other than any Dissenting Shares and/or shares to be cancelled or converted into shares of Surviving Corporation stock in accordance with Section 2.1(a)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, upon surrender of the Certificate representing such share of Company Common Stock in the manner provided in Section 2.2, $1.675 per share in cash, without interest (the “Common Stock Merger Consideration”); provided, that to the extent that the aggregate Common Stock Merger Consideration to be paid to any holder of shares of Company Common Stock for all such holder’s shares of Company Common Stock held in a single account would result in such shareholder being entitled to a fraction of a cent in cash with respect to the shares of Company Common Stock held in such account, such aggregate amount shall be rounded down to the nearest whole cent.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing an outstanding share of Company Common Stock or for which an entry has been made in the records of the Company or its transfer agent with respect to such holder’s outstanding share of Company Common Stock (such certificate or book-entry interest, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration pursuant to this Section 2.1(b)(i).

(ii) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive cash in an amount equal to the Series B Per Share Amount, without interest, (the “Preferred Stock Merger Consideration”), upon surrender of the certificate representing such share of Company Series B Preferred Stock in the manner provided in Section 2.2.  As of the Effective Time, all such shares of Company Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Merger Consideration pursuant to this Section 2.1(b)(ii).  The “Series B Per Share Amount” means $50.134.

(c) Common Stock of the Merger Sub.  Each share of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Adjustments.  The Common Stock Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Restricted Stock Units.  Immediately prior to the Effective Time, each restricted stock unit (“RSU”) denominated in shares of Company Common Stock pursuant to any of the Company Stock Plans, and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement, be vested and cancelled and converted into the right to receive from the Company in exchange the Common Stock Merger Consideration in accordance with Section 2.1(b)(i) hereof, which amount shall be paid by the Company to the holders of such RSU at or as soon as reasonably practicable after the Effective Time, but in any event within ten (10) Business Days following the Effective Time.

2.2 Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for Common Stock Merger Consideration or Company Series B Preferred Stock for Preferred Stock Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.

(i) Simultaneously with the Effective Time, the Buyer shall deposit with a transfer agent or another bank or trust company designated by the Buyer (and reasonably acceptable to the Company) (the “Exchange Agent”) for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, the Common Stock Merger Consideration required to be paid pursuant to Section 2.1(b)(i) (the “Common Stock Exchange Fund”).

(ii) Simultaneously with the Effective Time, the Buyer shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, the Preferred Stock Merger Consideration pursuant to Section 2.1(b)(ii) in exchange for all of the outstanding shares of Company Series B Preferred Stock (the “Preferred Stock Exchange Fund,” and together with the Common Stock Exchange Fund, the “Exchange Fund”).

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Common Stock Merger Consideration and whose shares of Company Common Stock have not previously been surrendered, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of Certificates which are free and clear of all Liens to the Exchange Agent (and shall be in customary form) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Common Stock Merger Consideration.  Upon surrender of a Certificate which is free and clear of all Liens for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such shares of Company Common Stock may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Stock Merger Consideration into which the Company Common Stock shall have been converted pursuant to Section 2.1(b)(i).

(ii) As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Series B Preferred Stock (each, a “Preferred Certificate”) and whose shares of Company Series B Preferred Stock were converted into the right to receive the Preferred Stock Merger Consideration and whose shares of Company Series B Preferred Stock have not previously been surrendered, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Preferred Certificates shall pass, only upon delivery of the Preferred Certificates which are free and clear of all Liens to the Exchange Agent (and shall be in customary form) and (ii) instructions for effecting the surrender of the Preferred Certificates in exchange for the Preferred Stock Merger Consideration receivable with respect thereto.  Upon surrender of a Preferred Certificate which is free and clear of all Liens for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Preferred Certificate shall receive in exchange therefor the Preferred Stock Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Preferred Certificate so surrendered shall immediately be cancelled.  No interest will be paid or accrued on the cash payable upon the surrender of the Preferred Certificates.  In the event of a transfer of ownership of Company Series B Preferred Stock that is not registered in the transfer records of the Company, the Preferred Stock Merger Consideration may be received by a person other than the person in whose name the Preferred Certificate so surrendered is registered, if such Preferred Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Preferred Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Preferred Stock Merger Consideration into which the Company Series B Preferred Stock shall have been converted pursuant to Section 2.1(b)(ii).

(c) No Further Ownership Rights in Company Common Stock or Company Series B Preferred Stock.

(i) All Common Stock Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time the register of stockholders of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(ii) All Preferred Stock Merger Consideration paid upon the surrender for exchange of Preferred Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Series B Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Series B Preferred Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Preferred Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of Company Common Stock or Company Series B Preferred Stock for six (6) months after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock or Company Series B Preferred Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof, payment of its claim for the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, and in each case, without any interest thereon.

(e) No Liability.  None of the Buyer, the Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Company Series B Preferred Stock, as the case may be, for any Common Stock Merger Consideration or Preferred Stock Merger Consideration delivered from the Exchange Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates or Preferred Certificates shall not have been surrendered prior to six (6) years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law), any such unclaimed funds payable with respect to such Certificates or Preferred Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  For purposes of this Agreement, the term “Person” shall have a broad meaning and shall include any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

(f) Withholding Rights.  Each of the Exchange Agent, the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax Law.  To the extent that amounts are so deducted or withheld by the Exchange Agent, the Surviving Corporation or the Buyer, as the case may be, such withheld or deducted amounts shall (i) be remitted by the Exchange Agent, the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

(g) Lost Certificates.  If any Certificate or Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Preferred Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate or Preferred Certificate the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Options and Company Warrants.

(a) At the Effective Time, each outstanding option to purchase Company Common Stock (“Company Stock Options”), whether vested or unvested, granted under the  stock option plans or other equity-related plans of the Company identified on Section 2.3(a) of the Company Disclosure Letter (the “Company Stock Plans”) shall be fully vested and cancelled and shall solely represent the right to receive from the Company in exchange, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option.  The Company shall pay to the holders of Company Stock Options the cash payments described in this Section 2.3(a) at or as soon as reasonably practicable after the Effective Time, but in any event within ten (10) Business Days following the Effective Time.

(b) The Company Stock Plans shall terminate as of the Effective Time, and any and all rights under any provisions in any other plan, program or arrangement, including any Company Employee Plan, providing for the issuance or grant of any other interest in respect of the capital stock of the Company (other than the right to receive the payment contemplated by Sections 2.2(d), 2.3(a) or 2.3(c)) shall be cancelled as of the Effective Time, except that all administrative and other rights and authorities granted under the Company Stock Plans to the Company, the Company Board or any committee or designee thereof shall remain in effect and shall reside with the Company following the Effective Time.

(c) At the Effective Time, by virtue of the Merger, each outstanding warrant or other right (other than Company Stock Options) to purchase shares of Company Common Stock (such outstanding warrants or other rights, the “Company Warrants”) outstanding immediately prior to the Effective Time shall by virtue of the occurrence of the Effective Time and without any action on the part of the Buyer, the Company or the holder thereof, be cancelled and shall solely represent the right to receive from the Company in exchange, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Common Stock Merger Consideration over the price per share of Company Common Stock subject to such Company Warrant.  The Company shall pay to the holders of Company Warrants the cash payments described in this Section 2.3(c) at or as soon as reasonably practicable after the Effective Time, but in any event within ten (10) Business Days following the Effective Time.

(d) The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options and Company Warrants pursuant to this Section 2.3.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect, effectively withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Common Stock Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date that such right to appraisal shall have been irrevocably lost, withdrawn or expired, such shares shall automatically be converted into and shall represent only the right to receive Common Stock Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer and the Merger Sub:  (i) prompt written notice of any demands for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal or attempted withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand or to the right to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment, settle or offer to settle or approve any withdrawal with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment, settlement offer or withdrawal.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Merger Sub that the statements contained in this Article III are true and correct, except as, subject to Section 9.12, set forth in the disclosure letter delivered by the Company to the Buyer and the Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Letter”).

3.1 Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any contract or agreement under which it may become obligated to make, any future equity or similar investment in or capital contribution to any other Person.  The Company has made available to the Buyer a correct and complete copy of, the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock and Series C Non-Voting Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on October 12, 2006 (the “Certificate of Designations”), the certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, of the Company and each of its Subsidiaries, as currently in effect.

For purposes of this Agreement, the term “Company Material Adverse Effect” means any (i) material adverse change, event, circumstance, condition, occurrence or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole and (ii) change, event, circumstance, condition, occurrence or development that materially adversely affects the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement; provided, however, that none of the following, in and of itself or themselves, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) any change that is the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (except in each case where the Company and its Subsidiaries are materially disproportionately adversely affected thereby);

(b) any change that is the result of factors generally affecting the industries or markets in which the Company operates (except in each case where the Company and its Subsidiaries are materially disproportionately adversely affected thereby);

(c) any adverse change, effect or circumstance to the extent resulting from the pendency or announcement of the Merger, including actions of competitors or losses of employees or customers;

(d) any required action taken pursuant to this Agreement or any action taken at the written request of the Buyer (including actions taken pursuant to Section 6.12 at the request of the Buyer);

(e) the pendency of any stockholder litigation arising from or relating to the Merger; and

(f) any change in the price or trading volume of the Company Common Stock, it being understood that the underlying reason for such change shall not be disregarded from the determination of Company Material Adverse Effect by virtue of this clause;

Notwithstanding anything in the foregoing, a decrease as of the date immediately prior to the Closing Date of 33 1/3% or more in either (A) the number of order routing channels of the Company and its Subsidiaries in place as of July 31, 2009 or (B) the aggregate monthly run-rate recurring revenue generated by the Company and its Subsidiaries’ order routing and indication of interest channels from the amount generated during the month of July 2009 shall be deemed to be a “Company Material Adverse Effect.”  Solely for purposes of determining the “date immediately prior to the Closing Date” for purposes of the preceding sentence, such date shall be deemed to have occurred on the second Business Day following the date when all conditions in Article VII have been satisfied, other than any conditions that would fail to be satisfied due to the occurrence of a Company Material Adverse Effect resulting from a 33 1/3% or more decrease referred to in the immediately preceding sentence, and other than delivery of items to be delivered at the Closing and satisfaction of those conditions that by their nature are to be satisfied at the Closing.  The Company and its Subsidiaries had 9,766 order routing channels in place on July 31, 2009 and the recurring revenue generated by the Company and its Subsidiaries’ order routing and indication of interest channels during the month of July 2009 was $4.7 million.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share, of which 100,000 shares are designated as Series A Preferred Stock, $1.00 par value per share (the “Company Series A Preferred Stock”), 1,500,000 shares are designated as Series B Voting Convertible Preferred Stock, par value $1.00 per share (the “Company Series B Preferred Stock”) and 500,000 shares are designated as Series C Non-Voting Convertible Preferred Stock, par value $1.00 per share (the “Company Series C Preferred Stock”) (collectively, the “Preferred Stock”).  The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation and Certificate of Designations.  As of the date of this Agreement (the “Measurement Date”), (i) 39,319,820 shares of Company Common Stock were issued and outstanding, (ii) 923,108 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Series A Preferred Stock were issued and outstanding, (iv) 1,500,000 shares of Company Series B Preferred Stock were issued and outstanding, and (v) no shares of Company Series C Preferred Stock were issued and outstanding.  Since such date, the Company has not issued any Company Common Stock or Preferred Stock, has not granted any options, restricted stock or RSUs, warrants or rights or entered into any other agreements or commitments to issue any Company Stock, Preferred Stock or derivatives of Company Stock or Preferred Stock, and has not split, combined or reclassified any of its shares of capital stock.  No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Section 3.2(b) of the Company Disclosure Letter lists all RSUs as of the Measurement Date, indicating the name of the applicable holder.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the Measurement Date, of:  (i) the Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock subject to outstanding awards under such Plan; and (ii) all outstanding Company Stock Options indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant.  The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(d) Section 3.2(d) of the Company Disclosure Letter shows the number of shares of Company Common Stock reserved for future issuance pursuant to the Company Warrants outstanding as of the date of this Agreement and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number of shares of Company Common Stock subject to each Company Warrant, the exercise price, the date of grant and the expiration date thereof.  The Company has made available to the Buyer complete and accurate copies of the forms of agreements evidencing all Company Warrants.

(e) Except as set forth in this Section 3.2, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, voting securities or ownership interests in the Company, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests, voting securities or other ownership interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, voting securities or other ownership interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, subscription, warrant, equity security, call, right, commitment or agreement.  The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.  Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any securities or other Laws, the Company’s Certificate of Incorporation, By-laws or Certificate of Designations, or any agreement to which the Company is a party or is otherwise bound.

(g) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name, (ii) the number and type of outstanding equity securities and a list of the holders thereof, and (iii) the jurisdiction of organization.  For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted.  Each Subsidiary of the Company is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.  All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s rights with respect to its disposition rights, voting rights, charges or other encumbrances.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) Neither the Company nor any of its Subsidiaries directly or indirectly controls or has any direct or indirect interest in any Person which is not a Subsidiary of the Company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement, the Merger and the transactions contemplated hereby (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, (A) the Company Board, at a meeting duly called and held has, acting upon the unanimous recommendation of the Special Committee, unanimously (other than with respect to a single director who recused himself from deliberations concerning, and voting with the Company Board on, this transaction) (i) determined that this Agreement, the Merger and the transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby, and (iv) to the extent applicable, irrevocably adopted a resolution having the effect of causing the Company not to be subject to any “moratorium,” “control share,” “fair price,” or other anti-takeover law or regulation or similar law or regulation that might otherwise apply to the Merger and any other transactions contemplated by this Agreement (the recommendation of the Company Board that the stockholders of the Company vote to adopt this Agreement, the Merger and the transactions contemplated hereby being referred to herein as the “Company Board Recommendation”) and (B) the Special Committee, at a meeting duly called and held, has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the holders of the Company Common Stock.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by the Company Board and all necessary corporate action on the part of the Company has been taken, subject only to the required receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Designations, Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (viii) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or Self-Regulatory Organization (each, a “Governmental Entity”), or The NASDAQ Capital Market is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre merger notification requirements under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) SEC approval under Section 19 of the Exchange Act or exemption under Section 36 of the Exchange Act, (vi) any approval, exemption or waiver of, or any notice or filing with, as applicable, the U.K. Financial Services Authority or any Self-Regulatory Organization, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws which, if not obtained or made, has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (viii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The term “Self-Regulatory Organization” shall have the meaning as set forth in Section 3(a)(26) of the Exchange Act.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock, including the shares of Company Common Stock into which the outstanding shares of Company Series B Preferred Stock are then convertible at the time of the record date, on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished, as applicable, all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2006.  All such registration statements, forms, reports and other documents (including all amendments or supplements thereto and those that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.”  The Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, complied, or will comply when filed or furnished, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (iii) including any financial statements or schedules included or incorporated by reference therein, did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of SOX with respect to any Company SEC Reports.  No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes and schedules) contained (or incorporated by reference) or to be contained (or incorporated by reference) in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated income, stockholders’ equity, results of its operations and changes in consolidated financial position or cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments that are not expected to be material in amount or effect.  All of the Company’s Subsidiaries are consolidated for accounting purposes.  The consolidated, unaudited balance sheet of the Company as of June 30, 2009 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting, including all information about or relating to the Company, the Company Board Recommendation, the Company Voting Proposal and the Company Meeting, shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform the Buyer of such fact or event.  The Proxy Statement and any other filings made by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the chief executive officer and the chief financial officer and the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company is, and has at all times since January 1, 2009 been, in compliance with the applicable listing and other rules and regulations of The NASDAQ Capital Market, and has not since January 1, 2009 received any notice from The NASDAQ Capital Market or any similar body asserting any non-compliance with any of such rules and regulations.

(e) To the Company’s Knowledge, the Company’s outside auditor has at all times since the date of enactment of 18 U.S.C. § 1350 (Section 906 of the Sarbanes Oxley Act of 2002 and the regulations promulgated thereunder (“SOX”)) been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOX); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and related or companion rules and regulations promulgated by the Public Company Accounting Oversight Board thereunder.  The term “Company’s Knowledge” means the actual knowledge of the individuals identified in Section 3.5(e) of the Company Disclosure Letter, after reasonable inquiry by such individuals.

(f) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.  Except as disclosed in the Company SEC Reports filed prior to the date hereof, since January 1, 2008, there have not been any changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.  The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.5(f) of the Company Disclosure Letter.

(g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and to the Company’s Knowledge, neither the Company nor its independent auditors have (A) identified any material weakness in the design or operation of the Company’s internal control over financial reporting (all of which have been or are currently being remediated), (B) identified any fraud, whether or not material, that involves current management or other current employees who have a role in the preparation of the financial statements of the Company or the Company’s internal control over financial reporting, or (C) received any claim or allegation regarding any of the foregoing.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(h) There are no outstanding or unresolved comment letters from the SEC or NASDAQ with respect to any of the Company SEC Reports or any other matters.  The Company has provided to the Buyer copies of all material correspondence and written communications with the SEC or NASDAQ since January 1, 2005, including any correspondence with respect to proceedings or potential proceedings and any investigations related to stock options backdating practices or investigations.

3.6 No Undisclosed Liabilities.  Except as expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred in the ordinary course of business consistent with past practice (“Ordinary Course of Business”) between the date of the Company Balance Sheet and the date of this Agreement that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities of any nature (whether known or unknown, accrued, absolute, contingent or otherwise (including as may be owing under indemnity or contribution arrangements) and without regard to whether or not they are required to be reflected on the Company’s financial statements under GAAP) that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.7 Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports filed prior to the date hereof, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (b) there has not been a Company Material Adverse Effect or any fact, circumstance, event, change or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) the Company and its Subsidiaries have not taken any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed (taking into account any extension of time within which to file), and all such Tax Returns were true, correct and complete in all respects and were prepared in compliance with all applicable Laws, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  No claim has been made in writing in the last six (6) years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not currently file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction and to the Company’s Knowledge there is no basis for such a claim.

(b) All Taxes owed by each of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid in full, except for any Taxes which the failure to pay, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes, and has, within the time and in the manner prescribed by Law, complied, in all material respects, with its obligations to withhold and pay over to the proper taxing authorities all amounts required to have been withheld and paid in connection with amounts paid to, or owing to, any employee, independent contractor, creditor, stockholder or other third party.  There are no Liens on any of the assets of the Company and each Subsidiary for Taxes, except Taxes that are not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded on the Company Balance Sheet.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Letter, there are no pending audits, examinations or other reviews relating to Taxes of the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such audits, examinations or other reviews are proposed.  There is no claim or assessment pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries with regard to any Taxes or Tax Return.  There are no outstanding requests for Tax rulings, determinations or information that could materially affect the Taxes or Tax attributes of the Company or any Subsidiary of the Company.

(d) Section 3.8(d) of the Company Disclosure Letter lists all federal, state, local, and foreign Tax Returns filed with respect to each of the Company and its Subsidiaries for taxable periods ended on or after December 31, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company and its Subsidiaries have made available to the Buyer correct and complete copies of all material Tax Returns (together with all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary) with respect to any taxable period ending on or after December 31, 2005.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers or extensions which are no longer in effect and no request for any such waiver or extension is pending.

(f) Neither the Company nor any of its Subsidiaries has been a member of a group of corporations with which it has filed any affiliated, consolidated, combined or unitary federal, state, local or foreign Tax Return, other than a group of which the Company is the common parent.  Neither the Company nor any of its Subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written) that requires the Company or any of its Subsidiaries to indemnify any other Person with respect to Taxes or make any material Tax payment to or for the account of any other Person.  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in the accelerated vesting of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries.  No amount paid or payable by the Company or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code nor will the Company be required to “gross up” or otherwise reimburse any Person because of the imposition of any excise tax under Section 4999 of the Code in connection with the transactions contemplated hereby.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following with respect to the Company or any Subsidiary:  (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of other income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of other income Tax Law) executed on or prior to the Closing Date; or (iii) an installment sale or open transaction disposition made, or prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) Neither the Company nor any of its Subsidiaries has distributed stock of another corporation in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(k) Neither the Company nor any of its Subsidiaries has requested or received any written ruling of a Governmental Entity relating to Taxes or entered into a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of other income Tax Law)  that would have a continuing effect after the Closing Date.  No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

(l) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Since January 1, 2002, the Company has not undergone any “ownership change” within the meaning of Section 382 of the Code.  Other than solely as a result of the transaction contemplated by this Agreement, the utilization of any net operating loss carryforwards of the Company or any of its Subsidiaries that arose since January 1, 2002, is not subject to any limitations pursuant to Sections 382, 383, or 384 of the Code.

(n) As of the Effective Time, the Company and its Subsidiaries shall not have “substantial nonbusiness assets” within the meaning of Section 382(1)(4) of the Code.  For purposes of this representation, the assets of the Company and its Subsidiaries shall be characterized as business assets or non-business assets, as applicable, without taking into account the Buyer’s plans or intentions with respect to such assets following the Effective Time.

(o) For all purposes of this Agreement: “Tax” or “Taxes” means all taxes, assessments, duties, levies or other assessments or other charges imposed by any Governmental Entity, including income, gross receipts, ad valorem, premium, value added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, unemployment, payroll, telecommunications and franchise taxes, and federal or state universal service fund charges together with any interest, penalties, fines, additions to tax or additional amounts.  “Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be filed with or supplied to a Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any Subsidiary owns any real property.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of such premises.  Except as would not have or reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Company’s Knowledge, the landlord thereunder, exists under any Company Lease, (iii) each Company Lease is valid, binding and in full force and effect except to the extent it has previously expired in accordance with its terms and (iv) each of the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens other than Permitted Liens.  Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries.  The Company has made available to the Buyer complete and accurate copies of all Company Leases.  “Permitted Liens” means (i) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the Ordinary Course of Business and (ii) defects or imperfections of title, easements,  covenants, rights of way, restrictions and any other charges or encumbrances that do not impair, and could not reasonably be expected to impair, the value, marketability or continued use of the property of the Company.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used in the business of the Company and its Subsidiaries as of the date of this Agreement, other than such Intellectual Property that is not material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), free and clear of all Liens, other than non-exclusive licenses granted to the Company’s licensees in the Ordinary Course of Business.  For purposes of this Agreement, the term “Intellectual Property” means all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs, trade dresses, logos, business names and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, uniform resource locators, copyrights and designs, including all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, invention disclosures, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (iv) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing (“Software”), (v) other tangible or intangible proprietary or confidential information, materials and know-how, whether or not reduced to writing or any other tangible form, in each case, whether registered or unregistered and (vi) moral rights and rights of attribution.

(b) Section 3.10(b) of the Company Disclosure Letter lists all Company Intellectual Property that is owned by the Company or any of its Subsidiaries and that has been registered or applied for in any jurisdiction, including the record owner of such Company Intellectual Property and the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed (the “Registered Company Intellectual Property”) and all Software (other than commercially available software) material to the operation of the Company’s business.  Section 3.10(b) of the Company Disclosure Letter also lists any inter partes proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company Intellectual Property or any Company Intellectual Property that is owned by the Company.

(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party, the right to terminate or modify, will not cause the forfeiture or give rise to a right of first offer, forfeiture or termination, impair the right of the Buyer to make, use, sell, license or dispose of, or to bring any action for the infringement of, or violate or conflict with, (i) any license, sublicense, instrument or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense, instrument or other agreement as to which the Company or any of its Subsidiaries is a party that concerns any Company Intellectual Property.

(d) All Company Intellectual Property are subsisting and have not expired or been cancelled.  To the Company’s Knowledge, there exists no prior act or current use by any third party that infringes, violates or misappropriates any of the Company Intellectual Property.

(e) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has performed prior acts or is engaged in current conduct or use and to the Company’s Knowledge there exists no prior act or current use by the Company or any of its Subsidiaries that infringes, violates or constitutes a misappropriation of any Intellectual Property of any third party or would void or invalidate any Company Intellectual Property.

(f) To the Company’s Knowledge, each item of Registered Company Intellectual Property is valid and subsisting.  All necessary registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property Rights.

(g) The Company and its Subsidiaries have taken commercially reasonable steps to maintain their rights in the Registered Company Intellectual Property.

(h) No written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been made by a third party to the Company or any of its Subsidiaries and no such Company Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding.

(i) No Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee, or that any other activity by any of the foregoing, is or may be infringing, or has or may have infringed any domestic or foreign registered patent, trademark, service mark, trade name, trade dress, copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how.  To the Company’s Knowledge, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Intellectual Property, or any other activity undertaken by the Company or any Subsidiary of the Company (A) does not infringe any domestic or foreign registered patent, trademark, service mark, trade name, trade dress, copyright or other Intellectual Property right of any third party, and (B) does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

(j) In each case in which the Company or any of its Subsidiaries has acquired ownership of any Company Intellectual Property from any Person, the Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all such Company Intellectual Property to the Company.  The Company has no reason to believe that the owners of Intellectual Property licensed to the Company have not taken reasonable steps to maintain and protect such Intellectual Property.

(k) All employees and consultants of the Company who in the normal course of his or her duties is involved in the creation of Company Intellectual Property have entered into one or more agreements with the Company, or otherwise has a legal duty, sufficient to vest title in the Company of all Intellectual Property created by such employee or consultant in the scope of his or her employment or consultancy, as the case may be, with the Company.

(l) None of the Company’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted and as presently proposed to be conducted.

(m) It is not and will not be necessary for the Company to utilize any inventions of any of its employees (or people it or they currently intend to hire) made prior to their employment by the Company or any Subsidiary in order for the Company to operate its business as currently conducted or as contemplated to be conducted.

(n) With respect to the use, operation, implementation and delivery of the Software in the business of the Company, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the Ordinary Course of Business, (ii) the Company has not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) no such Software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be publicly distributed or dedicated to the public.  Since August 30, 2006, (i) there have been no material security breaches in the Company’s information technology systems, and (ii) there have been no disruptions in any of the Company’s information technology systems that have adversely affected in any material respect the Company’s business or operations.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of all contracts, agreements, commitments, arrangements, leases and other instruments (including all amendments or modifications) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound, as of the date of this Agreement, that:

(i)   are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries and any contract that would be required to be disclosed by the Company on a Current Report on Form 8-K;

(ii)  contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates (whether controlled or uncontrolled) to compete in any business or with any Person or in any geographic area, or to sell, supply, purchase or distribute any service or product, or to acquire any Person;

(iii) with respect to a joint venture, alliance agreement, resale agreement, partnership, shareholder agreement, limited liability or other similar agreement or arrangement, relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices;

(v)  relate to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $250,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $250,000;

(vi) were entered into after December 31, 2007 or not yet consummated, and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $250,000 (other than acquisitions or dispositions of assets in the Ordinary Course of Business, including acquisitions and dispositions of inventory);

(vii) by their terms call for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $250,000 over the remaining term of such contract;

(viii) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could result in payments in excess of $250,000;

(ix)    contain restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(x)     obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000;

(xi)    relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit, except for agreements entered into in the Ordinary Course of Business, which agreements relate to obligations which do not exceed $250,000 in the aggregate for all such agreements;

(xii)   relate to the purchase or sale of material real property or is a Company Lease;

(xiii)  is a license agreement pursuant to which the Company or any of its Subsidiaries licenses in material Intellectual Property rights of the Company, other than commercially available software, or licenses out Company Intellectual Property, other than agreements entered into in the Ordinary Course of Business; provided, that certain of those license agreements entered into in the Ordinary Course of Business pursuant to which the Company or any of its Subsidiaries licenses out Company Intellectual Property are set forth in Section 3.11(a)(xiii)(a) of the Company Disclosure Letter and are, for the avoidance of doubt “Company Material Contracts.”  All other agreements entered into in the Ordinary Course of Business pursuant to which the Company or any of its Subsidiaries licenses out Company Intellectual Property are entered into with such licensees in forms substantially similar to the agreement set forth on Section 3.11(a)(xiii)(b) of the Company Disclosure Letter;

(xiv)  has as a party any current or former director, officer, partner, employee or Affiliate of the Company or any of its Subsidiaries, or any Person who beneficially owns 5% or more of the capital stock of the Company (or any of such Person’s immediate family members or Affiliates), except for employment contracts, agreements or arrangements entered into in the Ordinary Course of Business (a “Related Party Transaction”);

(xv)   any employment or consulting agreement with any executive officer of the Company;

(xvi)  all agreements under which any licensee is entitled to receive, or, upon the occurrence of specified conditions, may become entitled to receive, source code for any of the Company's Software; or

(xvii) other than as listed in clauses (i) through (xvi) above, that is material to the Company and its Subsidiaries, taken as a whole.

Each contract of the type described in clauses (i) through (xvii) above is referred to herein as a Company Material Contract.  The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

3.12  Litigation.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement:  (a) there is no Proceeding pending or, to the Company’s Knowledge, threatened against (including against the Company or its Representatives with respect to any shareholder or derivative Proceeding) or affecting the Company or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, is reasonably likely to (i) have a Company Material Adverse Effect, (ii) result in liability (including attorney and advisor fees) to the Company or any of its Subsidiaries of an amount in excess of $100,000 or (iii) seeks injunctive relief; and (b) there are no material Judgments outstanding against the Company or any of its Subsidiaries.  To the Company’s Knowledge, no officer or director of the Company or its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.  There are no Proceedings pending or, to the Company’s Knowledge, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.  For purposes of this Agreement, “Judgment” shall mean any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Entity; and “Proceeding” shall mean any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing, audit or other proceeding of any nature (including any civil, criminal, administrative, investigative, or appellate proceeding).

3.13  Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans sponsored, maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Employee Benefit Plan” means any (x) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (y) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (z) other material written or oral plan, agreement or arrangement involving direct or indirect compensation (other than salary as compensation for services rendered), including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or post-retirement compensation, vacation or fringe benefit plan, program or policy and all unexpired employment, severance and change of control agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder; and (iii) “ERISA Affiliate” means any entity, trade or business that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”) for the past three (3) years, (iii) the most recent IRS determination (or opinion) letter for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, and (iv) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.  Except as specifically provided in documents made available to the Buyer, there are no amendments to any Company Employee Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendment or to adopt or approve any new Company Employee Plan.

(c) Each Company Employee Plan is being administered in compliance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for such failures to comply that, individually or in the aggregate, are not material to the Company and its Subsidiaries.  All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and revocation has not been threatened.  No Company Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, Department of Labor or any other Governmental Entity, and no matters are pending with respect to any Company Employee Plan under any IRS program.  Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever sponsored or maintained a Company Employee Plan subject to Title IV of ERISA or (ii) has any liability with respect to or has ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  The Company does not contribute to or have any liability with respect to a plan, which has two or more contributing sponsors, within the meaning of Section 4063 of ERISA.  There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to such Company Employee Plan, any fiduciaries of such Company Employee Plan with respect to their duties to any Company Employee Plan, or against the assets of such Company Employee Plan or any trust maintained in connection with such Company Employee Plan.

(d) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting or payment of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan holding plan assets or related trust.

(e) Neither the Company nor any of its Subsidiaries has the obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of the Code.  Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1)of the Code) is in documentary compliance with Section 409A of the Code.  Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code through January 1, 2009 and in compliance in all material respects thereafter, or has been corrected in accordance with procedures permitted under Section 409A of the Code.  No equity grant awarded by the Company has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.

(f) No Company Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to present or former employees or beneficiary or covered dependent of a present employee or former employee or directors of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits solely payable upon death.  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(g) The Company does not maintain, have any obligation to contribute to or have any liability, contingent or otherwise, with respect to, any benefit plan or arrangement outside the United States and has never had any obligation or liability with respect to any such benefit plan or arrangement.

3.14 Compliance With Laws.  Each of the Company and its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2007, has not received any written notice alleging any violation with respect to, any applicable Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not material to the Company and its Subsidiaries.  For purposes of this Agreement, “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, charter, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guideline, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

3.15 Permits.  Each of the Company and its Subsidiaries has all permits, licenses, privileges, orders, authorizations and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses as now being conducted, except for such permits, licenses, privileges, orders, authorizations and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”).  The Company and its Subsidiaries are in compliance with the terms of the Company Permits.  To the Company’s Knowledge, since January 1, 2007, neither the Company nor any Subsidiary has received any written notice from any Governmental Entity regarding or is aware of any circumstances that would result in: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Company Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Company Permit.

3.16 Labor Matters.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization.  There are no organizing activities, labor strikes, disputes, walkouts, work stoppages, slow-downs, lockouts, arbitrations or grievances pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health except for such failures to comply that, individually or in the aggregate, are not material to the Company and its Subsidiaries.

3.17 Customers and Suppliers.  Since January 1, 2008, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any customer, or supplier or group of affiliated customers or suppliers which individually or in the aggregate would result in a Company Material Adverse Effect nor has there been any written or to the Company’s Knowledge, oral, notice of intent to so terminate, cancel or materially curtail such business relationship which would have a Company Material Adverse Effect.  Section 3.17 of the Seller Disclosure Letter sets forth a true and complete list of the Company’s (a) top customers representing twenty percent (20%) of the Company’s revenue, during the last two (2) fiscal years and for the current fiscal year to June 30, 2009, in each case, with respect to each of the Company’s Fix Division, Transaction Services Division (including Euro Millennium) and Order Management Systems Division, together with the revenue from each for the corresponding periods and (b) top ten (10) vendors, during the last two (2) fiscal years and for current fiscal year to June 30, 2009, together with the expenditures to each for the corresponding periods.

3.18 Insurance.  Each of the Company and its Subsidiaries maintains insurance policies (which are in full force and effect) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  With respect to each such insurance policy (i) all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default in any material respect, or permit termination or material modification of, any such policy and (iii) since January 1, 2007 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or threatened (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  Since January 1, 2007, the Company’s directors’ and officers’ insurance policies and other “claims’ made insurance policies have been in full force and effect during the respective period(s) of coverage.

3.19 Opinion of Financial Advisors.  Evercore Partners, L.L.C. and Greenhill & Co., LLC have each delivered to the Company Board an opinion, dated as of August 26, 2009, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Common Stock Merger Consideration is fair to the holders of Company Common Stock from a financial point of view and such opinion has not, as of the date hereof, been withdrawn, revoked, waived, amended, modified or supplemented in any respect.  Greenhill & Co., LLC has delivered to the Special Committee an opinion, dated as of August 26, 2009, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Common Stock Merger Consideration is fair to the holders of Company Common Stock from a financial point of view and such opinion has not, as of the date hereof, been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

3.20 Section 203 of the DGCL.  The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger.

3.21 Brokers.  No agent, broker, investment banker, financial advisor or other similar firm or third party is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Evercore Partners, L.L.C. and Greenhill & Co., whose fees and expenses shall be paid by the Company.  The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Evercore Partners, L.L.C. and Greenhill & Co. are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. Set forth on Section 3.21 of the Company Disclosure Letter is the Company’s reasonable estimate prepared in good faith, as of the date of this Agreement, of all fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby (including all financial advisory (other than financial advisory fees described in the previous sentence), legal and accounting fees and expenses).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE MERGER SUB

The Buyer and the Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power.  Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect.  For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect, change, event, circumstance, condition, occurrence on or development with respect to the ability of the Buyer or the Merger Sub to consummate the transactions and perform their respective obligations contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Sub.  This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and constitutes the valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Merger Sub do not, and the consummation by the Buyer and the Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Merger Sub’s assets under any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (vi) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or the Merger Sub or any of its or their respective properties or assets, except in the case of clause (ii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not result in and would not reasonably be expected to result in, individually or in the aggregate, a Buyer Material Adverse Effect or except in the case of clause (iii) of this Section 4.2(b) for any such conflict or violation that would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Buyer, taken as a whole or which would not materially prevent or materially delay the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or the New York Stock Exchange is required by or with respect to the Buyer or the Merger Sub in connection with the execution and delivery of this Agreement by the Buyer or the Merger Sub or the consummation by the Buyer or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act or other Antitrust Laws, (ii)  SEC approval under Section 19 of the Exchange Act or exemption under Section 36 of the Exchange Act, (iii) approval, exemption or waiver, as applicable, of the Financial Services Authority, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws which, if not obtained or made, has not had and would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, has not had and would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided.  The information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  If at any time prior to the Company Meeting any fact or event relating to the Buyer, the Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Buyer or the Merger Sub or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Litigation.  There is no Proceeding pending or, to the Buyer’s Knowledge, threatened against the Buyer or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect.  The term “Buyer’s Knowledge” means the actual knowledge of the individuals identified in Section 4.4 of the Buyer’s Disclosure Letter, after reasonable inquiry by such individuals.

4.5 Operations of the Merger Sub.  The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Financing.  The Buyer and the Merger Sub will, as of the Closing Date, together have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.7 Brokers.  No agent, broker, investment banker, financial advisor or other similar firm or third party is or shall be entitled, as a result of any action, agreement or commitment of the Buyer or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Citigroup Inc., whose fees and expenses shall be paid by the Buyer, except as provided in Section 8.3.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company.  Except as expressly required or expressly contemplated herein (including pursuant to a specific written request of the Buyer under Section 6.12), as set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to (i) act and carry on its business in the Ordinary Course of Business, and the Company will use, and cause each of its Subsidiaries to use, its reasonable best efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve intact business relationships with customers, suppliers, landlords and others having business dealings with it and its Subsidiaries; (ii) keep in full force all insurance policies referred to in Section 3.18 (or replacement policies on the same terms as such insurance policies); and (iii) promptly notify the Buyer of any notice or other written communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, except as expressly required or expressly contemplated herein (including pursuant to a specific written request of the Buyer under Section 6.12), or as set forth in Section 5.1 of the Company Disclosure Letter, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire or amend the terms of, directly or indirectly, any shares of its or its Subsidiaries capital stock or any other of its or its Subsidiaries securities or any rights, warrants or options to acquire any such shares or other securities;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities or authorize or propose the issuance, delivery, sale, grant, pledge, disposition or encumbrance of any of such securities or securities of its Subsidiaries (other than the issuance of shares of Company Common Stock upon the settlement or exercise of Company Stock Options or RSUs outstanding on the date of this Agreement);

(c) amend or propose to amend its or its Subsidiaries’ certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) amend or waive any of its rights under any provision of any of the Company Stock Plans, Company Stock Options, Company Warrants, or RSUs, any provision of any agreement evidencing any outstanding stock option, restricted stock award or other equity agreement, or otherwise modify any of the terms of any outstanding option, restricted stock award, warrant or other security or any related contract or agreement, in each case with respect to the capital stock of the Company (provided, that, notwithstanding anything in this Agreement to the contrary, the Company may take such actions with respect to the Company Stock Plans, Company Stock Options, Company Warrants and RSUs to comply with the requirements of this Agreement);

(e) acquire, agree to acquire or offer to make any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) of any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole or that involve the payments in excess of $500,000 for all such acquisitions in the aggregate (without prejudice to acquisitions permitted under Section 5.1(i));

(f) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business and involving the receipt of consideration not in excess of $500,000 for all such sales, leases, licenses, pledges, encumbrances and other dispositions in the aggregate;

(g) adopt or implement any stockholder rights or similar plan or take any action to render inapplicable to any third party, or to exempt any third party from, the provisions of Section 203 of the DGCL;

(h) (i) incur, create, assume or otherwise become liable for, or amend, modify, refinance or prepay, any indebtedness for borrowed money (including the issuance of any debt security) or assume, guarantee or otherwise become liable for any such indebtedness of another Person other than in connection with equipment and technology financing for capital expenditures permitted under Section 5.1(i), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another person, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in Treasury bills issued by the U.S. government or money market funds with Standard & Poor’s rating of AAAm, in each case, maturing not more than ninety (90) days after the date of investment or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i)  (i) make or enter into any agreements to make any capital expenditures or other expenditures with respect to property, plant or equipment other than (A) in amounts not in excess of $1,250,000 in the aggregate (without prejudice to acquisitions permitted by Section 5.1(e)) in connection with capital or other expenditures with respect to property, plant or equipment for the Company’s FIX Division and (B) in amounts not in excess of $250,000 in the aggregate (without prejudice to acquisitions permitted by Section 5.1(e)) in connection with capital or other expenditures with respect to property, plant and equipment for the Company’s other divisions, (ii) enter into any new line of business outside of its existing business or (iii) discontinue any existing line of business;

(j) make any changes in financial accounting methods, principles or practices, or any of the working capital policies applicable to the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP;

(k) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and except for the payments of bonuses under the Company’s 2009 Annual Incentive Plan to the persons, and in the amounts, set forth on Section 5.1 of the Company Disclosure Letter, (i) adopt, enter into, terminate or materially amend (except as required by Law) any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except, upon prior notice to the Buyer, to non-executive employees in connection with retention prior to the Closing in an aggregate amount not to exceed $500,000; provided, that any amount to be paid or agreed to be paid to any non-executive employee in excess of $50,000 shall be subject to the Buyer’s prior written consent), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, or (vi) hire any employee with total annual compensation in excess of $150,000 other than a non-executive officer employee hired in the Ordinary Course of Business to replace an employee whose employment was terminated; provided, however, that any such non-executive officer employee hired shall be provided total annual compensation of not more than the lesser of (A) $250,000 and (B) one hundred and ten percent (110%) of the total annual compensation provided to the terminated employee that such employee is hired to replace;

(l) except to the extent required by Law, (i) make or change any material election, (ii) change an annual accounting period or adopt or change any accounting method in any material respect, (iii) file any material amended Tax Return, enter into any closing agreement, settle or compromise any material Tax claim or assessment or (iv) surrender any right to claim a material refund of Taxes;

(m) commence or settle any Proceeding (other than a Proceeding relating to Taxes, which shall be governed by paragraph (l)) other than compromises, settlements or agreements in the Ordinary Course of Business that involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, in any case without involving the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(n) renew or enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respect, the ability of the Company or any of its Subsidiaries, the Buyer or the Surviving Corporation to compete with or conduct any business or line of business;

(o) enter into, amend, modify, terminate or grant any release or relinquishment of any rights under any contract or agreement with any customer which contract or agreement is or would constitute a Company Material Contract, except for amendments, modifications, terminations, releases and relinquishments in the Ordinary Course of Business;

(p) alter, allow to lapse or breach any Company Permit which is a regulatory Permit;

(q) change the Company’s independent public accounting firm;

(r) merge or consolidate the Company or any of its Subsidiaries with any Person, alter the corporate structure of ownership of the Company or any of its Subsidiaries or otherwise restructure the Company or any of its Subsidiaries;

(s) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(t) enter into, amend, waive or terminate (other than termination in accordance with their terms) any Related Party Transaction; or

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of March 24, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation.  From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall direct its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage (including by way of providing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage, enter into, continue or otherwise participate in, cooperate with, assist or facilitate any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, if at any time following the date of this Agreement and prior to obtaining the Required Company Stockholder Vote, (i) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) the Company has not breached this Section 6.1, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may, subject to compliance with Section 6.1(d), (A) furnish information with respect to the Company to the Person (and the Representatives of such Person) making such Acquisition Proposal, pursuant to a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less restrictive of the other party than the confidentiality and standstill provisions included in the Confidentiality Agreement, (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any such Acquisition Proposal and (C) promptly provide or make available to the Buyer any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to the Buyer.

(b) No Change in Recommendation or Alternative Acquisition Agreement.  Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, merger agreement or similar agreement relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach any of its obligations under Section 6.1 or resolve, propose or agree to do any of the foregoing (an “Alternative Acquisition Agreement”) (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii)  except as set forth in this Section 6.1, adopt, approve or recommend or publicly propose to approve or recommend any Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in Section 6.1(b), the Company Board may, at any time prior to obtaining the Requisite Shareholder Vote, withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal (a “Change of Board Recommendation”) if, the Company receives an Acquisition Proposal and the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, that (x) such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by the Buyer including pursuant to clause (ii) below and (y) such action would be necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not withhold, withdraw or modify its recommendation in a manner adverse to the Buyer unless (A) the Company shall not have breached this Section 6.1 and (B):

(i) the Company shall have provided prior written notice to the Buyer, at least five (5) Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Acquisition Proposal, which notice shall specify the material terms and conditions of any such Acquisition Proposal (including the identity of the party making such Acquisition Proposal), and shall have contemporaneously provided to the Buyer a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal, any Alternative Acquisition Agreement and other material documents with respect to such Acquisition Proposal; and

(ii) prior to effecting any such Change of Board Recommendation, the Company shall, and shall direct its financial and legal advisors to, during the Notice Period, negotiate with the Buyer in good faith (to the extent the Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute or ceases to be reasonably likely to constitute a Superior Proposal.

In the event of any material revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to the Buyer and to comply with the requirements of this Section 6.1(c) with respect to such new written notice.

(d) Notices to the Buyer.  The Company shall promptly (within 24 hours) advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of (i) any Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries other than requests for information in ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal.  The Company shall promptly provide the Buyer (within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request including the material terms and conditions thereof).  The Company shall keep the Buyer reasonably informed (orally and in writing) on a prompt basis (and in any event no later than 24 hours after the occurrence of any changes, developments, discussions or negotiations) of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modifications thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, the Company shall promptly (within 24 hours) notify the Buyer orally and in writing if the Company determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.1(a).  The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to a confidentiality agreement as permitted or required pursuant to Section 6.1(a), or any agreement that prohibits the Company from providing or making available to the Buyer or the Merger Sub any information provided or made available to any other Person pursuant to such confidentiality agreement.  The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(e) Cessation of Ongoing Discussions.  The Company shall, and shall direct its Representatives to, cease immediately and cause to be terminated any and all solicitations, discussions and negotiations with any Person that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and direct any such Person to return or destroy all confidential information provided by or made available to such Person on behalf of the Company or any of its Subsidiaries.

(f) Representatives.  The Company agrees that any violations of the restrictions set forth in this Section 6.1 by any of its Representatives purporting to act on behalf of the Company shall be deemed to be a material breach of this Agreement by the Company.

(g) Definitions.  For purposes of this Agreement:

(i) “Acquisition Proposal” means (i) any proposal or offer or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% (inclusive of any interests then owned by such party or group) of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation, dissolution, sale of assets, tender offer, exchange offer, sale of capital stock, recapitalization, share exchange or other business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company and its Subsidiaries, taken as a whole, (ii) any proposal for the issuance by the Company of over 15% of its equity securities (or, in the event that a party or group has an interest in the Company, any issuance that would result in such party or group being the beneficial owner of over 15% of the Company’s equity securities, or if a party or group beneficially owns over 15% of the Company’s equity securities, the issuance of any of the Company’s equity securities to such party or group) or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities (or, in the event that a party or group has an interest in the Company, any proposal or offer that would result in such party or group being the beneficial owner of over 15% of the Company’s equity securities, or if a party or group beneficially owns over 15% of the Company’s equity securities, any proposal or offer to acquire any of Company’s equity securities) or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement (including the Merger); and

(ii) “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal made by a third party (except the references therein to “15%” shall be replaced by “greater than 50%”) (i) that includes consideration per share of Company Common Stock that is greater than the Common Stock Merger Consideration (including, only if the consideration per share of Common Stock is not all cash, a good faith determination by the Company Board to such effect) and is otherwise on terms which the Company Board determines in its good faith judgment to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor and outside counsel), taking into account all the terms and conditions and all legal, financial, regulatory and other aspects of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) which the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside counsel) is reasonably capable of being completed without undue delay on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal (including the financing requirements of such third party).

(h) Certain Permitted Disclosure.  Section 6.1 shall not prohibit the Company Board from disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Change of Board Recommendation in a manner adverse to Buyer unless the Company Board (x) expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement and (y) rejects such tender offer.

6.2 Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement (and in any event within fifteen (15) days thereof), the Company shall prepare and file with the SEC, subject to the prior review, comment and consent of the Buyer, (which review, comment and consent shall be provided sufficiently timely to enable the Company to file the Proxy Statement no later than the fifteenth (15th) day from the date hereof) the Proxy Statement.  Each of the Buyer and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC, and the Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after clearing comments received from the SEC.  Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or any filing pursuant to this Section 6.2 or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to this Section 6.2.  Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to this Section 6.2, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, and/or mailing to stockholders of the Company, such amendment or supplement.  If, at any time prior to the Company Meeting, any information relating to the Company, the Buyer, the Merger Sub or any of their Subsidiaries, directors or officers should be discovered by the Company or the Buyer or the Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement or other filings so that the Proxy Statement or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably and timely proposed by the other party.

(b) The Buyer, the Merger Sub and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

(c) As promptly as practicable after the execution of this Agreement (and in any event within fifteen (15) days thereof), the Buyer shall, if required, prepare and submit to the staff of the SEC a draft proposed rule change by a Self Regulatory Organization under Rule 19b-4 of the Exchange Act (the “Draft 19b-4 Submission”).  The Buyer shall afford the Company a reasonable opportunity to review the Draft 19b-4 Submission and any related materials prior to their submission and if the Draft 19b-4 Submission or such related materials contain information as to the Company or any of its Subsidiaries, the Buyer shall not submit such Draft 19b-4 Submission or related materials without first reviewing any comments proposed by the Company (which comments shall be provided sufficiently timely to enable the Buyer to submit the Draft 19b-4 Submission no later than the 15th day from the date hereof and to make any submission of any related materials on a timely basis).  The Buyer shall keep the Company reasonably apprised of the status of the Draft 19b-4 Submission.

6.3 NASDAQ.  The Company shall use commercially reasonable efforts to continue the listing of the Company Common Stock on The NASDAQ Capital Market from the date hereof until the earlier of the termination of this Agreement or the consummation of the Merger.

6.4 Access to Information.  During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable advance notice, during normal business hours and in a manner that does not materially disrupt or materially interfere with business operations to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records (including Tax Returns) as the Buyer shall reasonably request and cause the Company’s and its Subsidiaries’ respective Representatives to provide access to their work papers and such other information as the Buyer or the Merger Sub may reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries and its and its Subsidiaries’ Representatives to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information (including financial and operating data) concerning its and its Subsidiaries’ business, properties, assets and personnel as the Buyer may reasonably request.  The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.  No investigation by any of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the parties set forth herein.  After expiration or termination of any applicable waiting period under the HSR Act, the Company shall permit the Buyer to appoint a representative to work at the Company to be involved (other than to the extent prohibited by applicable Law) in planning the integration of the Buyer and the Company, including with respect to the accounting and financial matters at the Company.  Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing.  Each of the Buyer and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.5 Stockholders Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its Certificate of Incorporation, Certificate of Designations and By-laws and the rules of The NASDAQ Capital Market to promptly and duly call, give notice of, convene and hold as promptly as practicable (and in any event within thirty (30) days after the SEC and SEC staff have no further comments on the Proxy Statement for the purpose of obtaining the Required Company Stockholder Vote in connection with this Agreement and the Merger) the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal.  Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement, (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal, and (c) the Company Board shall take all action that is both reasonable and lawful to solicit proxies from its stockholders in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Capital Market or the DGCL to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent that such adjournment or postponement is required by applicable Law.  Notwithstanding anything to the contrary contained in this Agreement (including Section 6.1), unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII, the Company shall submit this Agreement to its stockholders at the Company Meeting even if the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) subject to Sections 6.6(b) through (d), as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals (including approval, exemption or waiver, as applicable, of the Financial Services Authority), authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)  as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law, in either case, including such approvals listed in Schedule 3.4(c) of the Company Disclosure Letter; provided, that the Buyer shall bear the filing fee pursuant to the HSR Act; and

(iv)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.  Neither the Company nor the Buyer may participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in connection with the filings required under the HSR Act in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend such meeting, telephone call or discussion.  The Company agrees that the Buyer shall be responsible for all meetings, telephone calls and communications relating to any Antitrust Law with any Governmental Entity with respect to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the Company and the Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6(a) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Buyer or the Company, as the case may be) or its legal counsel.  For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Sections 6.6(b) through (d).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Nothing in this Agreement shall obligate the Buyer, the Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including securities of the Company), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

(d) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Letter, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6 and without the prior written consent of the Buyer, none of the Company or any of its Subsidiaries shall pay or commit to pay to a Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person.  With regard to any Governmental Entity, the Company shall not, without Buyer’s prior written consent, (x) discuss or agree to any divestiture transaction, extension of any waiting period under any Law, or agreement not to consummate the transactions contemplated by this Agreement, (y) discuss or commit to alter in any way the businesses or commercial practices of the Company, the Buyer or their respective Subsidiaries, or (z) otherwise take or commit to take any action that limits the Buyer’s ability to retain, or the Buyer’s freedom of action with respect to, any of the businesses, product lines or assets of the Company, the Buyer or their respective Subsidiaries, or the Buyer’s ability to receive the full benefits of this Agreement.

6.7 Public Disclosure.  Except as may be required by Law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use their respective reasonable best efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of the Buyer and the Surviving Corporation shall jointly and severally indemnify and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the same extent provided in the Certificate of Incorporation or By-Laws of the Company, or the articles of organization, By-Laws or similar documents of any of the Company’s Subsidiaries, as the case may be, on the date of this Agreement.

(b) Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies (or policies with coverage that is no less favorable to the Persons covered by the current policies) of the directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from facts or events existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of the amount set forth on Section 6.8(b) of the Company Disclosure Letter (such amount, the “Maximum Premium”).  If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium; provided, that in lieu of the foregoing insurance coverage, the Buyer may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above (provided, that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing).

(c) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters.  During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to (a) cause any representation or warranty (disregarding any materiality qualification contained therein) of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) result in any material failure of the Buyer and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) have a Company Material Adverse Effect.  Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Employee Matters.  Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer benefit plans, (b) determination of benefit levels under any Buyer benefit plans or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer benefit plans, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits or with respect to benefit accruals under any of the Buyer’s tax-qualified and non-qualified pension plans or with respect to newly implemented plans for which prior service is not taken into account or with respect to plans for which participation, service and/or benefit accrual is frozen.  In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.  Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to guarantee employment for any period of time for, or preclude the ability of the Buyer or the Surviving Corporation to terminate, any Continuing Employee for any reason.  Nothing herein shall limit the ability of the Buyer or the Surviving Corporation to amend or terminate any of the Company Employee Plans or Buyer benefit plans in accordance with their terms at any time.  Effective no later than the day preceding the Closing Date, to the extent requested by the Buyer, the Company shall have taken formal action to terminate any Company Employee Plans that are intended to be qualified under Section 401(a) of the Code that are defined contribution plans, as defined under Section 3(34) of ERISA.

6.11 FIRPTA Tax Certificates.  At or prior to the Closing Date, the Company shall deliver to the Buyer (a) a certification from the Company which complies with Treasury Regulation Section 1.1445-2(c)(3), dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that no interest in the Company is a “United States real property interest” (as defined in Section 897(c)(1) of the Code) (a “FIRPTA Certificate”), and (b) proof reasonably satisfactory to the Buyer that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).  If the Company fails to deliver the documentation described in the preceding sentence, notwithstanding anything contained herein to the contrary, the Exchange Agent, the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any amounts required to be withheld pursuant to Section 1445 of the Code.

6.12 Pre-Closing Transaction.  Within thirty (30) days following the date hereof, the Company shall prepare a good faith estimate of the amount of “nonbusiness assets” (within the meaning of Section 382(l)(4) of the Code) expected to be held by the Company and its Subsidiaries at the Effective Time and shall provide such estimate to the Buyer.  For purposes of this estimate, the Company and its Subsidiaries shall characterize assets as business assets or nonbusiness assets, as applicable, without taking into account the Buyer’s plans or intentions with respect to such assets following the Effective Time.  If, based on such estimate, the Company and its Subsidiaries are expected to have “substantial nonbusiness assets” (within the meaning of Section 382(1)(4) of the Code) at the Effective Time, the Company and the Buyer shall cooperate with each other to identify any actions or transactions that would cause the Company and its Subsidiaries not to hold “substantial nonbusiness assets” (within the meaning of Section 382(l)(4) of the Code) at the Effective Time.  The Company shall, and shall cause its Subsidiaries to, take any action reasonably agreed to by the Company and the Buyer in writing, including the repayment of debt of the Company or any of its Subsidiaries using cash or cash equivalents of the Company or any of its Subsidiaries, that would have the effect of reducing the “nonbusiness assets” (within the meaning of Section 382(l)(4) of the Code) of the Company and its Subsidiaries; provided, however, that in the event this Agreement is terminated pursuant to Section 8.1 (other than pursuant to Section 8.1(e) or Section 8.1(f)), all costs, fees, expenses, losses, damages, liabilities, obligations, demands, claims, suits, actions, proceedings or assessments incurred by the Company or any of its Subsidiaries primarily by reason of any action or transaction taken by the Company or any of its Subsidiaries pursuant to the fourth sentence hereof, which action or transaction was taken at the prior written request or with the written consent of the Buyer (a “Reimbursable Loss”), shall be reimbursed in full to the Company by the Buyer within two (2) Business Days of such termination (it being understood that the amount of any debt repaid shall in no event be considered a Reimbursable Loss).  Anything in this Agreement to the contrary notwithstanding, any action or transaction taken by the Company or any of its Subsidiaries pursuant to this Section 6.12 at the written request or with the written consent of the Buyer shall not be treated as a breach of any representation, warranty, covenant or agreement contained in this Agreement.

6.13 WARN Notice.   Within three (3) business days following the date hereof (and two (2) business days following such subsequent dates as the Buyer may request), the Company shall provide any applicable required notices under state and/or federal plant closing Laws that the Buyer requests, including notices to those employees of the Company and its Subsidiaries whose employment the Buyer indicates it may terminate following the Closing Date, and notices to applicable governmental entities.  The form of the initial notice to employees has been provided by the Buyer and agreed to by the Company and is set forth on Section 6.13 of the Company Disclosure Letter.  To the extent that the Buyer requests that any additional notices be provided to any additional employees (or follow up notices made to employees in receipt of the initial notice), such notices will be prepared jointly by the Company and the Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act.  The waiting period applicable to the consummation of the Merger or any of the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Merger Sub.  The obligations of the Buyer and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Sub:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.2 (Capitalization) and Section 3.8(n) shall be true and correct in all respects (provided, that for purposes of this Section 7.2(a)(i) only, the representation in Section 3.2 shall not be deemed to be untrue solely as a result of there being de minimis differences in the number of shares of Company Common Stock outstanding and underlying outstanding RSUs and Company Stock Options which differences shall not, in the aggregate, exceed 10,000 shares of Company Common Stock (excluding, for the purpose of such 10,000 share threshold, Company Stock Options with exercise prices above the Common Stock Merger Consideration)) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date)), (ii) the representations and warranties of the Company contained in Section 3.1 (Organization, Standing and Power), Section 3.4(a) (Authority; No Conflict; Required Filings and Consents), Section 3.19 (Opinion of Financial Advisors) and Section 3.21 (Brokers) shall be true and correct in all material respects, in all cases without regard to any materiality or Company Material Adverse Effect qualifications therein (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date), and (iii) the remaining representations and warranties of the Company set forth herein shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except (A) to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) and (B) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect and such certificate shall also certify the number of the Company and its Subsidiaries’ order routing channels in place as of the date immediately prior to the Closing Date (as interpreted in accordance with Section 3.1) and the aggregate monthly run-rate revenue generated by the Company and its Subsidiaries’ order routing and indication of interest channels in place as of the date immediately prior to the Closing Date (as interpreted in accordance with Section 3.1).

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Absence of a Company Material Adverse Effect.  Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Appraisal.  The aggregate number of shares of Company Common Stock immediately prior to the Effective Time, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of the DGCL, shall not equal fifteen percent (15%) or more of the shares of Company Common Stock outstanding as of the record date for the Company Meeting.

(e) Voting Agreement and Waiver.  The Person listed in Section 7.2(e) of the Company Disclosure Letter shall have entered into the Voting Agreement and the Waiver and the Voting Agreement and the Waiver shall be valid and binding on the party listed on such Section of the Disclosure Letter and in full force and effect and the parties to the Voting Agreement and the Waiver (other than the Buyer) shall have complied with all obligations required to be performed or complied with by them under the Voting Agreement and the Waiver.

(f) No Restraints.  There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

7.3 Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of the Buyer and the Merger Sub set forth in this Agreement that are qualified by terms such as “material” shall be true and correct (as so qualified) and the remaining representations and warranties of the Buyer and the Merger Sub set forth herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Merger Sub.  The Buyer and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer, the Merger Sub and the Company; or

(b) by either the Buyer or the Company, if the Merger shall not have been consummated by February 26, 2010 (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to materially fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Merger or any of the transactions contemplated by this Agreement or any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition in Section 7.1(c); provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 6.6; or

(d) by either the Buyer or the Company, if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within five (5) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; (iv) the Company fails to issue a press release that reaffirms the Company Board Recommendation following written request by the Buyer to provide such reaffirmation following an Acquisition Proposal that is published or sent or given to the stockholders of the Company (other than the Merger) within five (5) Business Days following any such request; (v) the Company shall have breached any of its obligations under Section 6.1 (No Solicitation) or Section 6.5 (Stockholders Meeting); or (vi) the Company or the Company Board shall authorize or publicly propose any of the foregoing; or

(f) by the Buyer, if there has been a breach of any of the covenants or agreements, or failure to be true of any representation or warranty, on the part of the Company set forth in this Agreement (except the covenants and agreements in Section 6.1 and Section 6.5), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), (i) would cause the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c) not to be satisfied, and (ii) shall not have been cured within the earlier of the Outside Date and 20 days following receipt by the Company of written notice of such breach or failure to be true from the Buyer, or which by its nature or timing cannot be cured within such time period; or

(g) by the Company, if there has been a breach of any of the covenants or agreement, or failure to be true of any representation or warranty, on the part of the Buyer or the Merger Sub set forth in this Agreement, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within the earlier of the Outside Date and twenty (20) days following receipt by the Buyer of written notice of such breach or failure to be true from the Company, or which by its nature or timing cannot be cured within such time period; or

(h) by the Buyer, if since the date of this Agreement, there shall have been a Company Material Adverse Effect that cannot be cured by the Outside Date.

8.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3 and in Section 6.6(a)(iii), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing:

(i) If (A) the Buyer terminates this Agreement pursuant to Section 8.1(e), then the Company shall pay to the Buyer $5,000,000 (the “Breakup Fee”) within two (2) Business Days after such termination;

(ii) If (I) (A) the Buyer or the Company terminates this Agreement pursuant to Section 8.1(d) and, at any time after the date hereof, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management of the Company or the Company Board (or a committee thereof) or (B) the Buyer terminates this Agreement pursuant to Section 8.1(f) and, at any time after the date hereof, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management of the Company or the Company Board (or a committee thereof) and (II) within twelve (12) months after this termination, the Company enters into an agreement in respect of such Acquisition Proposal or a transaction in respect of such Acquisition Proposal is consummated, then the Company shall pay to the Buyer the Breakup Fee (minus any amount of expenses previously paid in accordance with Section 8.3(b)(iv)), by wire transfer of same day funds, on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; provided, that for purposes of this Section 8.3(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term, except that the references to “15%” shall be deemed to be references to “50%”;

(iii)  The Buyer shall pay the Company up to $1,500,000 as reimbursement for the Company’s reasonably documented expenses actually incurred by it relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Company’s and Special Committee’s counsel, accountants and financial advisors but excluding any success fees paid to such financial advisors), in the event of termination of this Agreement (A) by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure of the Buyer to satisfy the condition set forth in Section 7.3(b) or (B) by the Company pursuant to Section 8.1(g) as a result of the failure of the Buyer to satisfy the condition set forth in Section 7.3(b), in each case by wire transfer of same day funds, within two (2) Business Days after such termination;

(iv)  The Company shall pay the Buyer up to $1,500,000 as reimbursement for the Buyer’s and the Merger Sub’s reasonably documented expenses actually incurred by them relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors but excluding any success fees paid to such financial advisors), in the event of termination of this Agreement (A) by the Buyer or the Company pursuant to Section 8.1(b) as a result of the failure of the Company to satisfy the condition set forth in Section 7.2(b) or (B) by the Buyer pursuant to Section 8.1(f) as a result of the failure of the Company to satisfy the condition set forth in Section 7.2(b), in each case by wire transfer of same day funds, within two (2) Business Days after such termination; provided, that the payment by the Company of such expenses shall not relieve the Company of any obligation to pay the Breakup Fee pursuant to Section 8.3(b)(ii).

(c) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document delivered pursuant hereto by any other applicable party and (iii) waive compliance by any other party with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights or to exercise any power or remedy provided under this Agreement or otherwise or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver of such or other rights, powers or remedies or to demand such compliance.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.10 and this Article IX.

9.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1)Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Merger Sub, to:

NYSE Euronext
11 Wall Street
New York, New York 10005
Attn:  John K. Halvey, Esq.
Telecopy:  (212) 656-3939

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn:  David C. Karp, Esq.
Telecopy:  (212) 403-2327

(b) if to the Company, to:

NYFIX, Inc.
100 Wall Street
26th Floor
New York, New York 10005
Attn:  Annemarie Tierney, General Counsel
Telecopy:  (917) 637-1501

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, NW
Washington, DC 20006
Attn:    Stephanie C. Evans, Esq.
 Patrick J. Rondeau, Esq.
Telecopy:  (202) 663-6363

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing, including the Voting Agreement and the Waiver) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries.  Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person, other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.  The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in Section 6.8 in connection with their enforcement of their rights provided in Section 6.8; provided, however, that the payment of such expenses shall not be made unless a final nonappealable judicial determination has been made that such person is entitled to be indemnified pursuant to Section 6.8 for the losses for which it sought indemnification in connection with the request for reimbursement of such expenses.

9.5 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever any disclosure is qualified by disclosure in the Company SEC Reports, such qualification should (i) exclude any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking” statements disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature and (ii) only apply if the relevance of such disclosure as an exception to any disclosure herein is reasonably apparent.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.  Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.12 Disclosure Letters.  The Company Disclosure Letter shall be arranged in Sections corresponding to the numbered Sections contained in Article III and the disclosure in any Section shall qualify (a) the corresponding Section in Article III and (b) the other Sections in Article III solely to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections.  The inclusion of any information in the Company Disclosure Letter or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.13 WAIVER OF JURY TRIAL.  EACH OF THE BUYER, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NYSE TECHNOLOGIES, INC.

By:	/s/ Janet M. Kissane
Name: Janet M. Kissane
Title: Assistant Secretary

CBR ACQUISITION CORP.

By:	/s/ Janet M. Kissane
Name: Janet M. Kissane
Title: Vice President and Secretary

NYFIX, INC.

By:	/s/ Lon Gorman
Name: Lon Gorman
Title: Chairman

Whenever in this Agreement performance of or compliance with a covenant or obligation is expressed to be required by the Buyer or Merger Sub, NYSE Euronext shall cause the Buyer or Merger Sub to perform or comply with such covenant or obligation, such that any failure of the Buyer or Merger Sub to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by NYSE Euronext.

NYSE EURONEXT

By:	/s/ Michael S. Geltzeiler
Name: Michael S. Geltzeiler
Title: Chief Financial Officer